Provident Financial Services, Inc. Announces Second Quarter Earnings
and Declares Quarterly Cash Dividend

ISELIN, NJ, July 27, 2023 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) reported net income of $32.0 million, or $0.43 per basic and diluted share for the three months ended June 30, 2023, compared to $40.5 million, or $0.54 per basic and diluted share, for the three months ended March 31, 2023 and $39.2 million, or $0.53 per basic and diluted share, for the three months ended June 30, 2022. For the six months ended June 30, 2023, net income totaled $72.5 million, or $0.97 per basic and diluted share, compared to $83.2 million, or $1.11 per basic and diluted share, for the six months ended June 30, 2022. Net income for the three and six months ended June 30, 2023 was negatively impacted by an increase in funding costs and an increase in the provision for credit losses due to a worsened economic forecast. In addition, transaction costs related to our pending merger with Lakeland Bancorp, Inc. (“Lakeland”) totaled $2.0 million and $3.1 million for the three and six months ended June 30, 2023, respectively.
Performance Highlights for the Second Quarter of 2023
•The Company’s total loan portfolio increased $306.3 million, or 12.0% annualized, to $10.53 billion at June 30, 2023, from $10.22 billion at March 31, 2023.
•At June 30, 2023, the Company's loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $1.74 billion, with a weighted average interest rate of 7.23%, compared to $1.54 billion, with a weighted average interest rate of 6.74%.
•The average yield on total loans increased 12 basis points to 5.24% for the quarter ended June 30, 2023, compared to the trailing quarter, while the average cost of deposits, including non-interest bearing deposits, increased 37 basis points to 1.42% for the quarter ended June 30, 2023 from the trailing quarter.
•Net interest income decreased $9.2 million to $99.1 million for the three months ended June 30, 2023, from $108.3 million for the trailing quarter as a result of higher funding costs, which more than offset the benefits of favorable loan repricing and loan growth.
•The net interest margin decreased 37 basis points to 3.11% for the quarter ended June 30, 2023, from 3.48% for the trailing quarter. The weighted average yield on interest-earning assets for the quarter ended June 30, 2023 increased 10 basis points to 4.73%, compared to the trailing quarter, while the weighted average cost of interest-bearing liabilities for the quarter ended June 30, 2023 increased 59 basis points to 2.13%, compared to the trailing quarter. The increase in funding costs reflected a decrease in lower-costing deposits, an increase in borrowings and unfavorable repricing in both deposits and borrowings.
•During the three months ended June 30, 2023, additional balances from traditional non-interest and interest bearing demand deposits transitioned into our insured cash sweep ("ICS") product, as a method to increase the level of customers' deposit insurance in light of recent banking turmoil. As of June 30, 2023 our ICS deposits totaled $382.9 million, compared to $58.9 million at December 31, 2022. Our estimated uninsured and uncollateralized deposits at June 30, 2023 totaled $2.72 billion. At June 30, 2023, Provident Bank had on balance sheet liquidity and borrowing capacity totaling $3.82 billion, representing 140% of estimated uninsured and uncollateralized deposits. All borrowing capacity is immediately available.
•At June 30, 2023, CRE loans related to retail, industrial, office, and hotel properties totaled $1.70 billion, $1.12 billion, $487.9 million and $152.1 million, respectively. At March 31, 2023 CRE loans related to retail, industrial, office, and hotel properties totaled $1.65 billion, $1.13 billion, $502.3 million and $167.4 million, respectively. Construction loans, consisting primarily of multi-family projects, decreased $8.3 million to $707.2 million at June 30, 2023, from $715.5 million at December 31, 2022.
•The Company recorded a $10.4 million provision for credit losses for the quarter ended June 30, 2023, compared to a $6.0 million provision for the trailing quarter. The provision for credit losses in the quarter was primarily attributable to a weakening economic forecast within our CECL model. Asset quality metrics were stable, with annualized net charge-offs totaling 4 basis points for the quarter. The allowance for credit losses as a percentage of loans increased to 0.97% at June 30, 2023, from 0.91% at March 31, 2023.
•Tangible book value per share(1) increased $0.02 to $15.66 at June 30, 2023, compared to the trailing quarter.
•Annualized returns on average assets, average equity and average tangible equity were 0.93%, 7.76% and 10.75%, respectively for the three months ended June 30, 2023, compared with 1.20%, 10.11% and 14.10%, respectively for the trailing quarter.
•The Company's annualized adjusted pre-tax, pre-provision ("PTPP") return on average assets(1) was 1.60% for the quarter ended June 30, 2023, compared to 1.86% for the quarter ended March 31, 2023.
Anthony J. Labozzetta, President and Chief Executive Officer commented, “Provident produced good financial results this quarter, despite unfavorable market conditions. We were pleased by the growth in our loans and loan pipeline, solid performance from our fee businesses, and prudent expense management. While increased interest rates and a shift in the funding mix have adversely impacted our net interest margin, our interest rate risk management remains sound. An increased provision for loan losses largely driven by changes in our CECL forecast also impacted the quarter’s results, however asset quality remains strong and stable. Our results demonstrate the strength of our franchise and talented management team.”
Regarding the Company's pending merger with Lakeland, Mr. Labozzetta added, “We continue our interaction with the regulators and have been providing additional information in order to further support our applications for approval of the merger. The companies have made significant progress in various integration initiatives through outstanding teamwork from both banks. We look forward to receiving regulatory approval and combining our two great franchises into the best bank in New Jersey.”
Declaration of Quarterly Dividend
The Company’s Board of Directors declared a quarterly cash dividend of $0.24 per common share payable on August 25, 2023 to stockholders of record as of the close of business on August 11, 2023.
Results of Operations
Three months ended June 30, 2023 compared to the three months ended March 31, 2023
For the three months ended June 30, 2023, net income was $32.0 million, or $0.43 per basic and diluted share, compared to net income of $40.5 million, or $0.54 per basic and diluted share, for the three months ended March 31, 2023.
Net Interest Income and Net Interest Margin
Net interest income decreased $9.2 million to $99.1 million for the three months ended June 30, 2023, from $108.3 million for the trailing quarter. The decrease in net interest income was primarily due to a decrease in lower-costing deposits and an increase in borrowings, combined with unfavorable repricing of both deposits and borrowings, partially offset by originations of new loans at current market rates and the favorable repricing of adjustable rate loans.
The Company’s net interest margin decreased 37 basis points to 3.11% for the quarter ended June 30, 2023, from 3.48% for the trailing quarter. The weighted average yield on interest-earning assets for the quarter ended June 30, 2023 increased 10 basis points to 4.73%, compared to the trailing quarter. The weighted average cost of interest-bearing liabilities for the quarter ended June 30, 2023 increased 59 basis points from the trailing quarter, to 2.13%. The average cost of interest-bearing deposits for the quarter ended June 30, 2023 increased 46 basis points to 1.85%, compared to 1.39% for the trailing quarter. The average cost of total deposits, including non-interest bearing deposits, was 1.42% for the quarter ended June 30, 2023, compared to 1.05% for the trailing quarter. The average cost of borrowed funds for the quarter ended June 30, 2023 was 3.41%, compared to 2.48% for the quarter ended March 31, 2023.

Provision for Credit Losses
For the quarter ended June 30, 2023, the Company recorded a $10.4 million provision for credit losses, compared with a provision for credit losses of $6.0 million for the quarter ended March 31, 2023. The provision for credit losses in the quarter was primarily attributable to a worsened economic forecast and related deterioration in the projected commercial property price indices over the expected life of the loan portfolio within our CECL model. Loan growth of $306.3 million and an increase in specific reserves on impaired credits further contributed to the increased provision for credit losses for this quarter.
Non-Interest Income and Expense
For the three months ended June 30, 2023, non-interest income totaled $19.4 million, a decrease of $2.8 million, compared to the trailing quarter. Other income decreased $2.0 million to $1.3 million for the three months ended June 30, 2023, compared to the trailing quarter, primarily due to a $2.0 million gain recognized in the prior quarter, related to the resolution of certain post-closing conditions following the September 2022 sale of a foreclosed commercial property, along with a reduction in the gains on sale of SBA loans. Fee income decreased $612,000 to $5.8 million for the three months ended June 30, 2023, compared to the trailing quarter, primarily due to decreases in deposit fee income and commercial loan prepayment fees. Additionally, insurance agency income decreased $255,000 to $3.8 million for the three months ended June 30, 2023, compared to the trailing quarter, mainly due to the prior quarter receipt of contingent commissions, partially offset by new business activity in the current quarter.
Non-interest expense totaled $64.5 million for the three months ended June 30, 2023, a decrease of $5.0 million, compared to $69.5 million for the trailing quarter. Compensation and benefits expense decreased $3.5 million to $35.3 million for the three months ended June 30, 2023, compared to $38.7 million for the trailing quarter. The decrease in compensation and benefit expense was primarily attributable to decreases in the accrual for incentive compensation, payroll taxes and stock-based compensation. For the three months ended June 30, 2023, the Company recorded a $647,000 negative provision for credit losses for off-balance sheet credit exposures, compared to a $739,000 provision for the trailing quarter. The $1.4 million decrease in the provision for credit losses for the quarter was primarily due to an increase in line of credit utilization, partially offset by an increase in loans approved and awaiting closing. Additionally, other non-interest expense decreased $1.1 million to $9.9 million for the three months ended June 30, 2023, compared to the trailing quarter, mainly due to prior quarter charges related to the disposal of a former branch office, combined with prior quarter miscellaneous charges. Partially offsetting these decreases, merger expenses related to our pending combination with Lakeland increased $860,000 to $2.0 million for the three months ended June 30, 2023, compared to the trailing quarter.
The Company’s annualized adjusted non-interest expense as a percentage of average assets(1) was 1.83% for the quarter ended June 30, 2023, compared to 2.00% for the trailing quarter. The efficiency ratio (adjusted non-interest expense divided by the sum of net interest income and non-interest income)(1) was 53.29% for the three months ended June 30, 2023, compared to 51.85% for the trailing quarter.
Income Tax Expense
For the three months ended June 30, 2023, the Company's income tax expense was $11.6 million with an effective tax rate of 26.7%, compared with income tax expense of $14.5 million with an effective tax rate of 26.3% for the trailing quarter. The decrease in tax expense for the three months ended June 30, 2023, compared with the trailing quarter was largely due to a decrease in taxable income, while the increase in the effective tax rate, compared with the trailing quarter was primarily due to an increase in non-deductible merger related transaction costs.
Three months ended June 30, 2023 compared to the three months ended June 30, 2022
For the three months ended June 30, 2023, net income was $32.0 million, or $0.43 per basic and diluted share, compared to net income of $39.2 million, or $0.53 per basic and diluted share, for the three months ended June 30, 2022.
Net Interest Income and Net Interest Margin
Net interest income decreased $369,000 to $99.1 million for the three months ended June 30, 2023, from $99.5 million for same period in 2022. The decrease in net interest income was primarily due to a decrease in lower-costing deposits and an increase in borrowings, combined with unfavorable repricing of both deposits and borrowings, partially offset by originations of new loans and the favorable repricing of adjustable rate loans.
The Company’s net interest margin decreased 10 basis points to 3.11% for the quarter ended June 30, 2023, from 3.21% for the same period last year. The weighted average yield on interest-earning assets for the quarter ended June 30, 2023 increased 130 basis points to 4.73%, compared to 3.43% for the quarter ended June 30, 2022. The weighted average cost of interest bearing liabilities increased 182 basis points for the quarter ended June 30, 2023 to 2.13%, compared to 0.31% for the second quarter of 2022. The average cost of interest bearing deposits for the quarter ended June 30, 2023 was 1.85%, compared to 0.27% for the same period last year. Average non-interest bearing demand deposits decreased $407.5 million to $2.37 billion for the quarter ended June 30, 2023, compared to $2.78 billion for the quarter ended June 30, 2022. The average cost of total deposits, including non-interest bearing deposits, was 1.42% for the quarter ended June 30, 2023, compared with 0.20% for the quarter ended June 30, 2022. The average cost of borrowed funds for the quarter ended June 30, 2023 was 3.41%, compared to 0.84% for the same period last year.
Provision for Credit Losses
For the quarter ended June 30, 2023, the Company recorded a $10.4 million provision for credit losses, compared with a $3.0 million provision for credit losses for the quarter ended June 30, 2022. The increase in the allowance for credit losses on loans was primarily attributable to a worsened economic forecast and related deterioration in the projected commercial property price indices over the expected life of the loan portfolio within our CECL model, combined with an increase in total loans outstanding.
Non-Interest Income and Expense
Non-interest income totaled $19.4 million for the quarter ended June 30, 2023, a decrease of $1.5 million, compared to the same period in 2022. Fee income decreased $1.6 million to $5.8 million for the three months ended June 30, 2023, compared to the trailing quarter, primarily due to decreases in commercial loan prepayment fees and deposit fee income. Other income decreased $647,000 to $1.3 million for the three months ended June 30, 2023, compared to the quarter ended June 30, 2022, primarily due to a decrease in net gains on sales of SBA loans. Partially offsetting these decreases in non-interest income, insurance agency income increased $997,000 to $3.8 million for the three months ended June 30, 2023, compared to the quarter ended June 30, 2022, largely due to strong retention revenue and new business activity.
For the three months ended June 30, 2023, non-interest expense totaled $64.5 million, an increase of $617,000, compared to the three months ended June 30, 2022. Merger-related expenses totaled $2.0 million for the three months ended June 30, 2023, as a result of transaction costs related to our pending combination with Lakeland. FDIC insurance expense increased $775,000 to $2.1 million for the three months ended June 30, 2023, compared to the same period in 2022, primarily due to an increase in the assessment rate. The Company recorded a $647,000 negative provision for credit losses for off-balance sheet credit exposures, compared to a $973,000 negative provision for the same period in 2022. The $326,000 reduction in the provision benefit was primarily the result of the period-over-period relative changes in line of credit utilization. Partially offsetting these increases in non-interest expense, compensation and benefits expense decreased $2.2 million to $35.3 million for three months ended June 30, 2023, compared to $37.4 million for the same period in 2022. The decrease was principally due to decreases in the accrual for incentive compensation and stock-based compensation, partially offset by an increase in salary expense. Net occupancy expenses decreased $530,000 to $7.9 million for the three months ended June 30, 2023, compared to the same period in 2022, largely due to decreases in depreciation and maintenance expenses.
The Company’s annualized adjusted non-interest expense as a percentage of average assets(1) was 1.83% for the quarter ended June 30, 2023, compared to 1.92% for the same period in 2022. The efficiency ratio (adjusted non-interest expense divided by the sum of net interest income and non-interest income)(1) was 53.29% for the three months ended June 30, 2023 compared to 53.83% for the same respective period in 2022.
Income Tax Expense
For the three months ended June 30, 2023, the Company's income tax expense was $11.6 million with an effective tax rate of 26.7%, compared with $14.3 million with an effective tax rate of 26.8% for the three months ended June 30,

2022. The decrease in tax expense for the three months ended June 30, 2023, compared with the same period last year was largely the result of a decrease in taxable income, while the decrease in the effective tax rate for the three months ended June 30, 2023, compared with the three months ended June 30, 2022, was largely due to a decrease in the proportion of income derived from taxable sources.
Six Months Ended June 30, 2023 compared to the six months ended June 30, 2022
For the six months ended June 30, 2023, net income totaled $72.5 million, or $0.97 per basic and diluted share, compared to net income of $83.2 million, or $1.11 per basic and diluted share, for the six months ended June 30, 2022.
Net Interest Income and Net Interest Margin
Net interest income increased $13.4 million to $207.4 million for the six months ended June 30, 2023, from $194.0 million for same period in 2022. The increase in net interest income for the six months ended June 30, 2023 was primarily driven by an increase in the net interest margin resulting from the favorable repricing of adjustable rate loans, higher market rates on new loan originations and the originations of higher-yielding loans, partially offset by the unfavorable repricing of both deposits and borrowings, a decrease in lower-costing deposits and an increase in borrowings. Additionally, fees related to the forgiveness of PPP loans, which are recognized in interest income, were approximately $4,000 for the six months ended June 30, 2023, compared to $1.3 million for the six months ended June 30, 2022.
For the six months ended June 30, 2023, the net interest margin increased 18 basis points to 3.29%, compared to 3.11% for the six months ended June 30, 2022. The weighted average yield on interest earning assets increased 135 basis points to 4.68% for the six months ended June 30, 2023, compared to 3.33% for the six months ended June 30, 2022, while the weighted average cost of interest bearing liabilities increased 154 basis points to 1.84% for the six months ended June 30, 2023, compared to 0.30% for the same period last year. The average cost of interest bearing deposits increased 136 basis points to 1.62% for the six months ended June 30, 2023, compared to 0.26% for the same period last year. Average non-interest bearing demand deposits decreased $321.9 million to $2.46 billion for the six months ended June 30, 2023, compared with $2.78 billion for the six months ended June 30, 2022. The average cost of total deposits, including non-interest bearing deposits, was 1.24% for the six months ended June 30, 2023, compared with 0.19% for the six months ended June 30, 2022. The average cost of borrowings for the six months ended June 30, 2023 was 3.01%, compared to 0.85% for the same period last year.
Provision for Credit Losses
For the six months ended June 30, 2023, the Company recorded a $16.4 million provision for credit losses related to loans, compared with a negative provision for credit losses of $3.4 million for the six months ended June 30, 2022. The increase in the allowance for credit losses on loans was attributable to a worsened economic forecast and related deterioration in the projected commercial property price indices over the expected life of the loan portfolio within our CECL model, combined with an increase in total loans outstanding.
Non-Interest Income and Expense
For the six months ended June 30, 2023, non-interest income totaled $41.5 million, an increase of $462,000, compared to the same period in 2022. Insurance agency income increased $1.7 million to $8.0 million for the six months ended June 30, 2023, compared to $6.3 million for the same period in 2022, largely due to increases in contingent commissions, retention revenue and new business activity. Other income increased $1.4 million to $4.6 million for the six months ended June 30, 2023, compared to $3.1 million for the same period in 2022, mainly due to a $2.0 million gain related to the resolution of certain post-closing conditions following the September 2022 sale of a foreclosed commercial property, combined with an increase in the gains on sales of SBA loans, partially offset by a decrease in net fees on loan-level interest rate swap transactions. Additionally, BOLI income increased $277,000 to $3.0 million for the six months ended June 30, 2023, compared to the same period in 2022, primarily due to greater equity valuations, partially offset by a decrease in benefit claims recognized. Partially offsetting these increases to non-interest income, fee income decreased $2.2 million to $12.2 million for the six months ended June 30, 2023, compared to the same period in 2022, primarily due to a decrease in commercial loan prepayment fees, while wealth management income decreased $655,000 to $13.8 million for the six months ended June 30, 2023, compared to the same period in 2022, primarily due to a decrease in the market value of assets under management.
Non-interest expense totaled $134.0 million for the six months ended June 30, 2023, an increase of $8.2 million, compared to $125.7 million for the six months ended June 30, 2022. The Company recorded a $92,000 provision for credit losses for off-balance sheet credit exposures for the six months ended June 30, 2023, compared to a $3.4 million negative provision for the same period in 2022. The $3.5 million increase in the provision for credit losses for off-balance sheet credit exposures was primarily the result of the period-over-period relative change in line of credit utilization and an increase in projected loss factors as a result of a worsened economic forecast. Merger-related expenses totaled $3.1 million for the six months ended June 30, 2023, as a result of transaction costs related to our pending combination with Lakeland. Other operating expense increased $1.8 million to $21.0 million for the six months ended June 30, 2023, compared to $19.2 million for the six months ended June 30, 2022, primarily due to an increase in consulting fees and additional expenses related to foreclosed commercial real estate owned properties. FDIC insurance expense increased $1.5 million to $4.1 million for the six months ended June 30, 2023, compared to the same period in 2022, primarily due to an increase in the assessment rate. Partially offsetting these increases, net occupancy expense decreased $1.5 million to $16.4 million for the six months ended June 30, 2023, compared to the same period in 2022, mainly due to decreases in maintenance and depreciation expenses. Additionally, compensation and benefits expense decreased $482,000 to $74.0 million for the six months ended June 30, 2023, compared to $74.5 million for the six months ended June 30, 2022, primarily due to decreases in the accrual for incentive compensation and stock-based compensation, partially offset by an increase in salary expense.
Income Tax Expense
For the six months ended June 30, 2023, the Company's income tax expense was $26.1 million with an effective tax rate of 26.4%, compared with $29.6 million with an effective tax rate of 26.2% for the six months ended June 30, 2022. The decrease in tax expense for the six months ended June 30, 2023, compared with the same period last year was largely the result of a decrease in taxable income, while the increase in the effective tax rate for the six months ended June 30, 2023, compared with the prior year period was largely due to non-deductible merger related transaction costs recognized in the current year, partially offset by a decrease in the proportion of income derived from taxable sources.
Asset Quality
The Company’s total non-performing loans at June 30, 2023 were $45.9 million, or 0.44% of total loans, compared to $35.5 million, or 0.35% of total loans at March 31, 2023 and $58.5 million, or 0.57% of total loans at December 31, 2022. The $10.5 million increase in non-performing loans at June 30, 2023, compared to the trailing quarter, consisted of an $8.8 million increase in non-performing commercial loans, a $766,000 increase in non-performing multi-family loans, a $532,000 increase in non-performing consumer loans and a $464,000 increase in non-performing commercial mortgage loans, partially offset by a $46,000 decrease in non-performing residential mortgage loans. At June 30, 2023, impaired loans totaled $37.1 million with related specific reserves of $4.5 million, compared with impaired loans totaling $27.5 million with related specific reserves of $1.4 million at March 31, 2023. At December 31, 2022, impaired loans totaled $42.8 million with related specific reserves of $2.4 million.
At June 30, 2023, the Company’s allowance for credit losses related to the loan portfolio was 0.97% of total loans, compared to 0.91% and 0.86% at March 31, 2023 and December 31, 2022, respectively. The allowance for credit losses increased $14.1 million to $102.1 million at June 30, 2023, from $88.0 million at December 31, 2022. The increase in the allowance for credit losses on loans at June 30, 2023 compared to December 31, 2022 was due to a $16.4 million provision for credit losses, partially offset by net charge-offs of $1.8 million and a gross reduction of the allowance for credit losses of $594,000 which was recorded against equity upon the January 1, 2023 adoption of ASU 2022-02, related to troubled debt restructurings. The increase in the allowance for credit losses on loans was primarily attributable to a worsened economic forecast and related deterioration in the projected commercial property price index over the expected life of the loan portfolio, combined with an increase in total loans outstanding.

The following table sets forth accruing past due loans and non-accrual loans on the dates indicated, as well as certain asset quality ratios.

	June 30, 2023		March 31, 2023		December 31, 2022
	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
	(Dollars in thousands)
Accruing past due loans:
30 to 59 days past due:
Commercial mortgage loans	2	$1,445	1	$3,000	2	$2,300
Multi-family mortgage loans	1	3,853	1	3,875	1	790
Construction loans	—	—	—	—	1	905
Residential mortgage loans	11	1,427	9	2,064	10	1,411
Total mortgage loans	14	6,725	11	8,939	14	5,406
Commercial loans	10	3,021	4	1,070	5	964
Consumer loans	15	957	22	2,106	18	885
Total 30 to 59 days past due	39	$10,703	37	$12,115	37	$7,255

60 to 89 days past due:
Commercial mortgage loans	2	$1,137	4	$1,528	2	$412
Multi-family mortgage loans	—	—	1	785	—	—
Construction loans	—	—	—	—	1	1,097
Residential mortgage loans	6	1,171	6	639	9	1,114
Total mortgage loans	8	2,308	11	2,952	12	2,623
Commercial loans	2	90	2	3,028	5	1,014
Consumer loans	3	147	1	150	4	147
Total 60 to 89 days past due	13	2,545	14	6,130	21	3,784
Total accruing past due loans	52	$13,248	51	$18,245	58	$11,039

Non-accrual:
Commercial mortgage loans	7	$7,279	5	$6,815	10	$28,212
Multi-family mortgage loans	2	2,314	1	1,548	1	1,565
Construction loans	2	1,874	2	1,874	2	1,878
Residential mortgage loans	12	1,698	12	1,744	14	1,928
Total mortgage loans	23	13,165	20	11,981	27	33,583
Commercial loans	30	31,885	30	23,129	34	24,188
Consumer loans	8	878	10	346	10	738
Total non-accrual loans	61	$45,928	60	$35,456	71	$58,509

Non-performing loans to total loans		0.44%		0.35%		0.57%
Allowance for loan losses to total non-performing loans		222.25%		261.61%		150.44%
Allowance for loan losses to total loans		0.97%		0.91%		0.86%
At June 30, 2023 and December 31, 2022, the Company held foreclosed assets of $13.7 million and $2.1 million, respectively. During the six months ended June 30, 2023, there were three additions to foreclosed assets with an aggregate carrying value of $12.3 million, and three properties sold with an aggregate carrying value of $768,000. Foreclosed assets at June 30, 2023 consisted primarily of commercial real estate. Total non-performing assets at June 30, 2023 decreased $1.0 million to $59.6 million, or 0.42% of total assets, from $60.6 million, or 0.44% of total assets at December 31, 2022.

Balance Sheet Summary
Total assets at June 30, 2023 were $14.03 billion, a $246.2 million increase from December 31, 2022. The increase in total assets was primarily due to a $281.6 million increase in total loans, partially offset by a $37.8 million decrease in total investments.
The Company’s loan portfolio totaled $10.53 billion at June 30, 2023 and $10.25 billion at December 31, 2022. The loan portfolio consisted of the following:

	June 30, 2023	March 31, 2023	December 31, 2022
	(Dollars in thousands)
Mortgage loans:
Commercial	$4,373,436	$4,292,853	$4,316,185
Multi-family	1,645,770	1,580,297	1,513,818
Construction	707,234	658,902	715,494
Residential	1,166,159	1,174,035	1,177,698
Total mortgage loans	7,892,599	7,706,087	7,723,195
Commercial loans	2,348,447	2,228,207	2,233,670
Consumer loans	301,306	301,672	304,780
Total gross loans	10,542,352	10,235,966	10,261,645
Premiums on purchased loans	1,374	1,364	1,380
Net deferred fees and unearned discounts	(13,195)	(13,116)	(14,142)
Total loans	$10,530,531	$10,224,214	$10,248,883
During the six months ended June 30, 2023, the loan portfolio had net increases of $57.3 million in commercial mortgage loans, $132.0 million in multi-family loans and $114.8 million in commercial loans, partially offset by net decreases in residential mortgage, construction and consumer loans of $11.5 million $8.3 million and $3.5 million, respectively. Commercial loans, consisting of commercial real estate, multi-family, commercial and construction loans, represented 86.1% of the loan portfolio at June 30, 2023, compared to 85.6% at December 31, 2022.
For the six months ended June 30, 2023, loan funding, including advances on lines of credit, totaled $1.79 billion, compared with $2.15 billion for the same period in 2022.
At June 30, 2023, the Company’s unfunded loan commitments totaled $2.02 billion, including commitments of $1.13 billion in commercial loans, $491.1 million in construction loans and $75.1 million in commercial mortgage loans. Unfunded loan commitments at December 31, 2022 and June 30, 2022 were $2.06 billion.
The loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $1.74 billion at June 30, 2023, compared to $1.29 billion and $1.43 billion at December 31, 2022 and June 30, 2022, respectively.
Total investment securities were $2.22 billion at June 30, 2023, a $37.8 million decrease from December 31, 2022. This decrease was primarily due to repayments of mortgage-backed securities and maturities and calls of certain municipal and agency bonds, partially offset by purchases of mortgage-backed and municipal securities and an improvement in unrealized losses on available for sale debt securities.
Total deposits decreased $301.9 million during the six months ended June 30, 2023, to $10.26 billion. Total savings and demand deposit accounts decreased $570.8 million to $9.24 billion at June 30, 2023, while total time deposits increased $268.9 million to $1.02 billion at June 30, 2023. The decrease in savings and demand deposits was largely attributable to a $285.5 million decrease in non-interest bearing demand deposits, a $269.5 million decrease in money market deposits and a $163.3 million decrease in savings deposits, partially offset by a $147.6 million increase in interest bearing demand deposits. During the six months ended June 30, 2023, deposit balances from traditional non-interest and interest bearing demand deposits transitioned into our ICS product, as a method to increase the level of customers' deposit insurance in light of recent bank deposit turmoil. The Bank's ICS deposits increased $324.0 million to $382.9 million at March 31, 2023, from $58.9 million at December 31, 2022. The increase in time deposits consisted of a $258.3 million increase in retail time deposits and a $10.6 million increase in brokered time deposits.

Borrowed funds increased $512.3 million during the six months ended June 30, 2023, to $1.85 billion. The increase in borrowings was largely due to asset funding requirements, partially to replace the outflow of deposits. Borrowed funds represented 13.2% of total assets at June 30, 2023, an increase from 9.7% at December 31, 2022.
Stockholders’ equity increased $44.8 million during the six months ended June 30, 2023, to $1.64 billion, primarily due to net income earned for the period and an improvement in unrealized losses on available for sale debt securities, partially offset by cash dividends paid to stockholders. For the six months ended June 30, 2023, common stock repurchases totaled 71,357 shares at an average cost of $23.32 per share, all of which were made in connection with withholding to cover income taxes on the vesting of stock-based compensation. At June 30, 2023, approximately 1.1 million shares remained eligible for repurchase under the current stock repurchase authorization. Book value per share and tangible book value per share(1) at June 30, 2023 were $21.75 and $15.66, respectively, compared with $21.25 and $15.12, respectively, at December 31, 2022.
About the Company
Provident Financial Services, Inc. is the holding company for Provident Bank, a community-oriented bank offering "commitment you can count on" since 1839. Provident Bank provides a comprehensive array of financial products and services through its network of branches throughout northern and central New Jersey, Bucks, Lehigh and Northampton counties in Pennsylvania, as well as Queens and Nassau Counties in New York. The Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company and insurance services through its wholly owned subsidiary, Provident Protection Plus, Inc.
Post Earnings Conference Call
Representatives of the Company will hold a conference call for investors on Friday, July 28, 2023 at 10:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended June 30, 2023. The call may be accessed by dialing 1-888-412-4131 (United States Toll Free) and 1-646-960-0134 (United States Local). Speakers will need to enter conference ID code (3610756) before being met by a live operator. Internet access to the call is also available (listen only) at provident.bank by going to Investor Relations and clicking on "Webcast."
Forward Looking Statements
Certain statements contained herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” "project," "intend," “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K, as supplemented by its Quarterly Reports on Form 10-Q, and those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, the effects of the recent turmoil in the banking industry (including the closing of three financial institutions), changes in accounting policies and practices that may be adopted by the regulatory agencies and the accounting standards setters, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets, the availability of and costs associated with sources of liquidity, the ability to complete, or any delays in completing, the pending merger between the Company and Lakeland; any failure to realize the anticipated benefits of the transaction when expected or at all; certain restrictions during the pendency of the transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, diversion of management’s attention from ongoing business operations and opportunities; and potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the merger and integration of the companies.
The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date they are made. The Company advises readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not assume any duty, and does not undertake, to update any forward-looking statements to reflect events or circumstances after the date of this statement.
Footnotes
(1) Annualized adjusted pre-tax, pre-provision return on average assets, annualized return on average tangible equity, tangible book value per share, annualized adjusted non-interest expense as a percentage of average assets and the efficiency ratio are non-GAAP financial measures. Please refer to the Notes following the Consolidated Financial Highlights which contain the reconciliation of GAAP to non-GAAP financial measures and the associated calculations.

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands, except share data) (Unaudited)

	At or for the Three months ended			At or for the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
Statement of Income
Net interest income	$99,106	$108,324	$99,475	$207,430	$194,001
Provision for credit losses	10,397	6,001	2,996	16,398	(3,409)
Non-interest income	19,387	22,152	20,932	41,540	41,078
Non-interest expense	64,463	69,485	63,846	133,950	125,730
Income before income tax expense	43,633	54,990	53,565	98,622	112,758
Net income	32,003	40,536	39,228	72,539	83,191
Diluted earnings per share	$0.43	$0.54	$0.53	$0.97	$1.11
Interest rate spread	2.60%	3.09%	3.12%	2.84%	3.03%
Net interest margin	3.11%	3.48%	3.21%	3.29%	3.11%

Profitability
Annualized return on average assets	0.93%	1.20%	1.16%	1.06%	1.23%
Annualized return on average equity	7.76%	10.11%	9.83%	8.92%	10.21%
Annualized return on average tangible equity (1)	10.75%	14.10%	13.82%	12.40%	14.22%
Annualized adjusted non-interest expense to average assets (3)	1.83%	2.00%	1.92%	1.91%	1.91%
Efficiency ratio (4)	53.29%	51.85%	53.83%	52.54%	54.91%

Asset Quality
Non-accrual loans		$35,456		$45,928	$40,448
90+ and still accruing		—		—	—
Non-performing loans		35,456		45,928	40,448
Foreclosed assets		13,743		13,697	9,076
Non-performing assets		49,199		59,625	49,524
Non-performing loans to total loans		0.35%		0.44%	0.40%
Non-performing assets to total assets		0.36%		0.42%	0.36%
Allowance for loan losses		$92,758		$102,073	$79,016
Allowance for loan losses to total non-performing loans		261.61%		222.25%	195.35%
Allowance for loan losses to total loans		0.91%		0.97%	0.79%
Net loan charge-offs (recoveries)	$1,085	$671	$259	$1,756	$(1,676)
Annualized net loan charge-offs (recoveries) to average total loans	0.04%	0.03%	0.01%	0.03%	(0.02)%

Average Balance Sheet Data
Assets	$13,833,055	$13,732,708	$13,541,209	$13,783,159	$13,616,899
Loans, net	10,238,224	10,093,856	9,683,027	10,166,439	9,582,986
Earning assets	12,575,967	12,418,530	12,328,742	12,497,684	12,427,528
Core deposits	9,297,058	9,720,797	10,462,293	9,507,756	10,506,515
Borrowings	1,658,809	1,224,279	527,630	1,442,744	538,593
Interest-bearing liabilities	9,565,814	9,264,564	8,918,786	9,416,020	8,962,144
Stockholders' equity	1,653,677	1,626,370	1,601,245	1,640,099	1,643,549
Average yield on interest-earning assets	4.73%	4.63%	3.43%	4.68%	3.33%
Average cost of interest-bearing liabilities	2.13%	1.54%	0.31%	1.84%	0.30%

Notes and Reconciliation of GAAP and Non-GAAP Financial Measures
(Dollars in Thousands, except share data)
The Company has presented the following non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures because it believes that these measures provide useful and comparative information to assess trends in the Company’s results of operations and financial condition. Presentation of these non-GAAP financial measures is consistent with how the Company evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the Company’s industry. Investors should recognize that the Company’s presentation of these non-GAAP financial measures might not be comparable to similarly-titled measures of other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and the Company strongly encourages a review of its condensed consolidated financial statements in their entirety.

(1) Book and Tangible Book Value per Share
				At June 30,	At December 31,
				2023	2022
Total stockholders' equity				$1,642,471	$1,597,703
Less: total intangible assets				459,383	460,892
Total tangible stockholders' equity				$1,183,088	$1,136,811

Shares outstanding				75,530,425	75,169,196

Book value per share (total stockholders' equity/shares outstanding)				$21.75	$21.25
Tangible book value per share (total tangible stockholders' equity/shares outstanding)				$15.66	$15.12

(2) Annualized Return on Average Tangible Equity
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
Total average stockholders' equity	$1,653,677	$1,626,370	$1,601,245	$1,640,099	$1,643,549
Less: total average intangible assets	459,865	460,631	463,039	460,246	463,462
Total average tangible stockholders' equity	$1,193,812	$1,165,739	$1,138,206	$1,179,853	$1,180,087

Net income	$32,003	$40,536	$39,228	$72,539	$83,191

Annualized return on average tangible equity (net income/total average tangible stockholders' equity)	10.75%	14.10%	13.82%	12.40%	14.22%

(3) Annualized Pre-Tax, Pre-Provision ("PTPP") Return on Average Assets
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
Net income	$32,003	$40,536	$39,228	$72,539	$83,191
Adjustments to net income:
Provision for credit losses	10,397	6,001	2,996	16,398	(3,409)
Credit loss (benefit) expense for off-balance sheet credit exposure	(647)	739	(973)	92	(3,363)
Merger-related transaction costs	1,961	1,100	—	3,060	—
Income tax expense	11,630	14,454	14,337	26,083	29,567
PTPP income	$55,344	$62,830	$55,588	$118,172	$105,986

Annualized PTPP income	$221,984	$254,811	$222,963	$238,303	$213,729
Average assets	$13,833,055	$13,732,708	$13,541,209	$13,783,160	$13,616,899

Annualized PTPP return on average assets	1.60%	1.86%	1.65%	1.73%	1.57%

(4) Annualized Adjusted Non-Interest Expense to Average Assets
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
Reported non-interest expense	$64,463	$69,485	$63,846	$133,950	$125,730
Adjustments to non-interest expense:
Credit loss (benefit) expense for off-balance sheet credit exposures	(647)	739	(973)	92	(3,363)
Merger-related transaction costs	1,961	1,100	—	3,060	—
Adjusted non-interest expense	$63,149	$67,646	$64,819	$130,798	$129,093

Annualized adjusted non-interest expense	$253,290	$274,342	$259,988	$263,764	$260,326

Average assets	$13,833,055	$13,732,708	$13,541,209	$13,783,160	13,616,899

Annualized adjusted non-interest expense/average assets	1.83%	2.00%	1.92%	1.91%	1.91%

(5) Efficiency Ratio Calculation
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
Net interest income	$99,106	$108,324	$99,475	$207,430	$194,001
Non-interest income	19,387	22,152	20,932	41,540	41,078
Total income	$118,493	$130,476	$120,407	$248,970	$235,079

Adjusted non-interest expense	$63,149	$67,646	$64,819	$130,798	$129,093

Efficiency ratio (adjusted non-interest expense/income)	53.29%	51.85%	53.83%	52.54%	54.91%

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition
June 30, 2023 (Unaudited) and December 31, 2022
(Dollars in Thousands)

Assets	June 30, 2023	December 31, 2022
Cash and due from banks	$208,842	$186,490
Short-term investments	30	18
Total cash and cash equivalents	208,872	186,508
Available for sale debt securities, at fair value	1,749,889	1,803,548
Held to maturity debt securities, net (fair value of $365,029 at June 30, 2023 (unaudited) and $373,468 at December 31, 2022)	378,894	387,923
Equity securities, at fair value	1,238	1,147
Federal Home Loan Bank stock	93,330	68,554
Loans	10,530,531	10,248,883
Less allowance for credit losses	102,073	88,023
Net loans	10,428,458	10,160,860
Foreclosed assets, net	13,697	2,124
Banking premises and equipment, net	70,602	79,794
Accrued interest receivable	53,845	51,903
Intangible assets	459,383	460,892
Bank-owned life insurance	241,107	239,040
Other assets	330,288	341,143
Total assets	$14,029,603	$13,783,436

Liabilities and Stockholders' Equity
Deposits:
Demand deposits	$7,965,529	$8,373,005
Savings deposits	1,275,262	1,438,583
Certificates of deposit of $100,000 or more	666,276	504,627
Other time deposits	354,053	246,809
Total deposits	10,261,120	10,563,024
Mortgage escrow deposits	44,280	35,705
Borrowed funds	1,849,714	1,337,370
Subordinated debentures	10,596	10,493
Other liabilities	221,422	239,141
Total liabilities	12,387,132	12,185,733

Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 83,209,012 shares issued and 75,530,425 shares outstanding at June 30, 2023 and 76,169,196 outstanding at December 31, 2022.	832	832
Additional paid-in capital	986,150	981,138
Retained earnings	954,403	918,158
Accumulated other comprehensive (loss) income	(162,493)	(165,045)
Treasury stock	(127,818)	(127,154)
Unallocated common stock held by the Employee Stock Ownership Plan	(8,603)	(10,226)
Common Stock acquired by the Directors' Deferred Fee Plan	(3,150)	(3,427)
Deferred Compensation - Directors' Deferred Fee Plan	3,150	3,427
Total stockholders' equity	1,642,471	1,597,703
Total liabilities and stockholders' equity	$14,029,603	$13,783,436

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Income
Three months ended June 30, 2023, March 31, 2023 and June 30, 2022, and six months ended June 30, 2023 and 2022 (Unaudited)
(Dollars in Thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
Interest income:
Real estate secured loans	$99,302	$95,988	$69,073	$195,290	$132,908
Commercial loans	31,426	28,683	22,363	60,109	45,184
Consumer loans	4,431	4,242	3,344	8,673	6,483
Available for sale debt securities, equity securities and Federal Home Loan Bank stock	11,432	11,430	8,454	22,862	16,406
Held to maturity debt securities	2,357	2,368	2,489	4,725	5,085
Deposits, federal funds sold and other short-term investments	948	845	562	1,793	1,209
Total interest income	149,896	143,556	106,285	293,452	207,275

Interest expense:
Deposits	36,447	27,510	5,576	63,957	10,763
Borrowed funds	14,088	7,476	1,104	21,564	2,272
Subordinated debt	255	246	130	501	239
Total interest expense	50,790	35,232	6,810	86,022	13,274
Net interest income	99,106	108,324	99,475	207,430	194,001
Provision charge (benefit) for credit losses	10,397	6,001	2,996	16,398	(3,409)
Net interest income after provision for credit losses	88,709	102,323	96,479	191,032	197,410

Non-interest income:
Fees	5,775	6,387	7,424	12,162	14,313
Wealth management income	6,919	6,915	7,024	13,834	14,489
Insurance agency income	3,847	4,102	2,850	7,950	6,270
Bank-owned life insurance	1,534	1,484	1,563	3,018	2,741
Net gain on securities transactions	29	(5)	141	24	157
Other income	1,283	3,269	1,930	4,552	3,108
Total non-interest income	19,387	22,152	20,932	41,540	41,078

Non-interest expense:
Compensation and employee benefits	35,283	38,737	37,437	74,021	74,503
Net occupancy expense	7,949	8,410	8,479	16,360	17,810
Data processing expense	5,716	5,508	5,632	11,224	10,976
FDIC Insurance	2,125	1,937	1,350	4,061	2,555
Amortization of intangibles	749	762	873	1,511	1,732
Advertising and promotion expense	1,379	1,232	1,222	2,589	2,326
Credit loss (benefit) expense for off-balance sheet exposures	(647)	739	(973)	92	(3,363)
Merger-related expenses	1,960	1,100	—	3,060	—
Other operating expenses	9,949	11,060	9,826	21,032	19,191
Total non-interest expense	64,463	69,485	63,846	133,950	125,730
Income before income tax expense	43,633	54,990	53,565	98,622	112,758
Income tax expense	11,630	14,454	14,337	26,083	29,567
Net income	$32,003	$40,536	$39,228	$72,539	$83,191

Basic earnings per share	$0.43	$0.54	$0.53	$0.97	$1.11
Average basic shares outstanding	74,823,272	74,645,336	74,328,632	74,734,795	75,068,154

Diluted earnings per share	$0.43	$0.54	$0.53	$0.97	$1.11
Average diluted shares outstanding	74,830,187	74,702,527	74,400,788	74,766,848	75,152,286

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Quarterly Average Balances
(Dollars in Thousands) (Unaudited)
	June 30, 2023			March 31, 2023			June 30, 2022
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Interest-Earning Assets:
Deposits	$73,470	$947	5.17%	$72,022	$845	4.76%	$77,761	$191	0.98%
Federal funds sold and other short-term investments	88	1	6.75%	29	—	3.70%	99,825	371	1.49%
Available for sale debt securities	1,801,050	10,290	2.29%	1,808,619	10,402	2.30%	2,023,199	8,093	1.60%
Held to maturity debt securities, net (1)	379,958	2,357	2.48%	383,907	2,368	2.47%	412,229	2,489	2.41%
Equity securities, at fair value	1,006	—	—%	991	—	—%	1,019	—	—%
Federal Home Loan Bank stock	82,171	1,142	5.56%	59,106	1,028	6.96%	31,682	361	4.55%
Net loans: (2)
Total mortgage loans	7,701,072	99,302	5.11%	7,643,140	95,988	5.02%	7,252,665	69,073	3.78%
Total commercial loans	2,234,043	31,426	5.59%	2,146,658	28,683	5.37%	2,107,681	22,363	4.22%
Total consumer loans	303,109	4,431	5.86%	304,058	4,242	5.66%	322,681	3,344	4.16%
Total net loans	10,238,224	135,159	5.24%	10,093,856	128,913	5.12%	9,683,027	94,780	3.89%
Total interest-earning assets	$12,575,967	$149,896	4.73%	$12,418,530	$143,556	4.63%	$12,328,742	$106,285	3.43%

Non-Interest Earning Assets:
Cash and due from banks	129,979			142,953			129,953
Other assets	1,127,109			1,171,225			1,082,514
Total assets	$13,833,055			$13,732,708			$13,541,209

Interest-Bearing Liabilities:
Demand deposits	$5,620,268	$28,613	2.04%	$5,771,582	$21,920	1.54%	$6,189,722	$4,458	0.29%
Savings deposits	1,307,830	537	0.16%	1,398,419	453	0.13%	1,496,064	285	0.08%
Time deposits	968,344	7,297	3.02%	859,773	5,137	2.42%	695,015	833	0.48%
Total Deposits	7,896,442	36,447	1.85%	8,029,774	27,510	1.39%	8,380,801	5,576	0.27%

Borrowed funds	1,658,809	14,088	3.41%	1,224,279	7,476	2.48%	527,630	1,104	0.84%
Subordinated debentures	10,563	255	9.66%	10,511	246	9.51%	10,355	130	5.05%
Total interest-bearing liabilities	9,565,814	50,790	2.13%	9,264,564	35,232	1.54%	8,918,786	6,810	0.31%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	2,368,960			2,550,796			2,776,507
Other non-interest bearing liabilities	244,604			290,978			244,671
Total non-interest bearing liabilities	2,613,564			2,841,774			3,021,178
Total liabilities	12,179,378			12,106,338			11,939,964
Stockholders' equity	1,653,677			1,626,370			1,601,245
Total liabilities and stockholders' equity	$13,833,055			$13,732,708			$13,541,209

Net interest income		$99,106			$108,324			$99,475

Net interest rate spread			2.60%			3.09%			3.12%
Net interest-earning assets	$3,010,153			$3,153,966			$3,409,956

Net interest margin (3)			3.11%			3.48%			3.21%

Ratio of interest-earning assets to total interest-bearing liabilities	1.31x			1.34x			1.38x

(1)	Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.
(2)	Average outstanding balances are net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.
(3)	Annualized net interest income divided by average interest-earning assets.

The following table summarizes the quarterly net interest margin for the previous five quarters.
	6/30/23	3/31/23	12/31/22	9/30/22	6/30/22
	2nd Qtr.	1st Qtr.	4th Qtr.	3rd Qtr.	2nd Qtr.
Interest-Earning Assets:
Securities	2.53%	2.52%	2.32%	2.36%	1.74%
Net loans	5.24%	5.12%	4.82%	4.38%	3.89%
Total interest-earning assets	4.73%	4.63%	4.36%	3.90%	3.43%

Interest-Bearing Liabilities:
Total deposits	1.85%	1.39%	0.90%	0.47%	0.27%
Total borrowings	3.41%	2.48%	1.74%	1.11%	0.84%
Total interest-bearing liabilities	2.13%	1.54%	1.00%	0.54%	0.31%

Interest rate spread	2.60%	3.09%	3.36%	3.36%	3.12%
Net interest margin	3.11%	3.48%	3.62%	3.51%	3.21%

Ratio of interest-earning assets to interest-bearing liabilities	1.31x	1.34x	1.35x	1.37x	1.38x

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Average Year to Date Balances
(Dollars in Thousands) (Unaudited)

	June 30, 2023			June 30, 2022
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$72,750	$1,791	4.97%	$175,341	$298	0.34%
Federal funds sold and other short term investments	59	2	6.00%	147,447	911	1.25%
Available for sale debt securities	1,804,814	20,692	2.29%	2,069,270	15,671	1.51%
Held to maturity debt securities, net (1)	381,921	4,725	2.47%	420,133	5,085	2.42%
Equity securities, at fair value	999	—	—%	1,055	—	—%
Federal Home Loan Bank stock	70,702	2,170	6.14%	31,296	735	4.70%
Net loans: (2)
Total mortgage loans	7,671,493	195,290	5.07%	7,156,189	132,908	3.70%
Total commercial loans	2,191,222	60,109	5.49%	2,105,001	45,184	4.30%
Total consumer loans	303,724	8,673	5.76%	321,796	6,483	4.06%
Total net loans	10,166,439	264,072	5.18%	9,582,986	184,575	3.84%
Total interest-earning assets	$12,497,684	$293,452	4.68%	$12,427,528	$207,275	3.33%

Non-Interest Earning Assets:
Cash and due from banks	136,431			126,423
Other assets	1,149,044			1,062,948
Total assets	$13,783,159			$13,616,899

Interest-Bearing Liabilities:
Demand deposits	$5,695,507	$50,533	1.79%	$6,238,860	$8,653	0.28%
Savings deposits	1,352,874	990	0.15%	1,486,407	576	0.08%
Time deposits	914,358	12,434	2.74%	687,956	1,534	0.45%
Total deposits	7,962,739	63,957	1.62%	8,413,223	10,763	0.26%
Borrowed funds	1,442,744	21,564	3.01%	538,593	2,272	0.85%
Subordinated debentures	10,537	501	9.58%	10,328	239	4.66%
Total interest-bearing liabilities	$9,416,020	$86,022	1.84%	$8,962,144	$13,274	0.30%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	2,459,375			2,781,248
Other non-interest bearing liabilities	267,666			229,958
Total non-interest bearing liabilities	2,727,041			3,011,206
Total liabilities	12,143,061			11,973,350
Stockholders' equity	1,640,099			1,643,549
Total liabilities and stockholders' equity	$13,783,160			$13,616,899

Net interest income		$207,430			$194,001

Net interest rate spread			2.84%			3.03%
Net interest-earning assets	$3,081,664			$3,465,384

Net interest margin (3)			3.29%			3.11%

Ratio of interest-earning assets to total interest-bearing liabilities	1.33x			1.39x

(1) Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.
(2) Average outstanding balance are net of the allowance for loan losses, deferred loan fees and expenses, loan premium and discounts and include non-accrual loans.
(3) Annualized net interest income divided by average interest-earning assets.

The following table summarizes the year-to-date net interest margin for the previous three years.

	Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2021
Interest-Earning Assets:
Securities	2.52%	1.59%	1.57%
Net loans	5.18%	3.84%	3.79%
Total interest-earning assets	4.68%	3.33%	3.36%

Interest-Bearing Liabilities:
Total deposits	1.62%	0.26%	0.36%
Total borrowings	3.01%	0.85%	1.15%
Total interest-bearing liabilities	1.84%	0.30%	0.46%

Interest rate spread	2.84%	3.03%	2.90%
Net interest margin	3.29%	3.11%	3.02%

Ratio of interest-earning assets to interest-bearing liabilities	1.33x	1.39x	1.35x